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                                                                       Exhibit 8


                                 SUDBURY, INC.
                            DIRECTORS' DEFERRAL PLAN

1.      PURPOSES OF THIS PLAN
        ---------------------

This Directors' Deferral Plan of Sudbury, Inc., adopted on this 12th day of September, 1994 is intended to attract and retain qualified Directors and to provide incentives to these Directors through the ability to defer their receipt of Directors' fees and to participate in the Company's growth.

2.      DEFINITIONS
        -----------

        (a)   "Board" means the Board of Directors of the Company.

        (b) "Cash Account" means an account for deferred Fees established by the Company for a Director which is valued on the basis of cash as provided in Paragraph 5.

        (c) "Common Shares" means units equivalent in value and dividend rights to Common Stock, $.O1 par value per share, of the Company.

        (d)   "Company" means Sudbury, Inc.

        (e) "Deferred Account" means the account established by the Company for each Director who elects to defer the fees payable to him as a Director. A Director's Deferred Account shall consist of either a Cash Account or a Stock Account, or both.

        (f) "Director" means any Director of the Company who is not an employee of the Company.

        (g) "Election Agreement" means the written election to defer Director fees signed by the Director and in the form provided by the Chief Financial Officer (or person performing similar functions) of the Company.

        (h) "Fees" means that amount of the fees payable to a Director by reason of his serving on the Board either (i) as a retainer (without regard to attendance at meetings) or (ii) on a per meeting basis.

        (i) "Market Price" for any day shall be the closing price quoted for a share of Common Stock of the Company on the NASDAQ National Market System or on such national securities exchange as the Common Stock may be traded and, if not so traded, then as the Board in its discretion may determine.

        (j) "Member" means any Director who has at any time deferred the receipt of Director fees in accordance with this Plan.

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        (k)   "Plan" means the Directors' Deferral Plan.

        (l) "Stock Account" means an account for deferred Fees established by the Company for a Director which is valued on the basis of the Company's Common Stock.

        (m) "Term" means the duration of the term for which a Director is elected.

        (n)   "Full Term" means a term of one (1) year.

        (o)   "Year" means the calendar year.

        (p) Whenever appropriate, words used herein in the singular may be read as the plural and the plural may be read as the singular.

        (q) Masculine pronouns used herein shall be deemed to refer to both women and men.

3.      ELECTION TO DEFER DIRECTORS' FEES
        ---------------------------------

        (a)   Eligibility

              A Director may elect to defer receipt of all or a portion of his fees for any Year in accordance with Paragraph 3(b) hereof.

        (b)   Time of Election

              A Director desiring to defer all or a portion of his Fees for the upcoming Year must submit an Election Agreement to the Chief Financial Officer (or person performing similar functions) of the Company no later than the last day of the Year prior to the Year for which the election is to be effective.

              Any Director who was not a Director during the previous Year may make an election to defer all or a portion of the Fees for the Year in which the Director is elected to the Board of Directors by delivering an Election Agreement to the Chief Financial Officer (or person performing similar functions) of the Company within thirty (30) days after such election to the Board. A Director fulfilling the above requirements shall be considered a "Member" for purposes of this Plan.

        (c)   Duration of Election

              A Member's election to defer Fees shall be effective from Year to Year unless modified or revoked by the Member through written notice to the Chief Financial Officer (or person performing similar functions) of the Company prior to the beginning of the Year for which the revocation or modification is to apply.

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        (d)   Election Irrevocable

              Subject to the provisions of Paragraph 3(e), the terms set forth in an Election Agreement for any particular Year are irrevocable once the Year has commenced.

        (e)   Modification of Election

              Notwithstanding the provisions of Paragraph 3(d) a Member may modify or amend an Election Agreement for a prior Year to modify the payment schedule of distributions covered by such Election Agreement if such Member is no longer a Director, and he is not otherwise a reporting person under Section 16 of the Securities and Exchange Act of 1934, as amended, ("Exchange Act") at the time of such modification or amendment, and he files a new Election Agreement with the revised distribution schedule at least one year in advance of the date such distributions were originally scheduled to commence.

4.      THE AMOUNT AND DATE OF DEFERRAL
        -------------------------------

The Election Agreement of the Member shall indicate the amount of Fees to be deferred and the date to which the Fees are to be deferred. Deferral shall be to the earlier to occur of (1) the date indicated by the Member; provided, however, distributions of deferred fees from Stock Accounts may be no sooner than six months after the Year for which such deferred fees relate, or (2) the date of the death of the Member. In the case of the death of the Member, distribution of the deferred fees shall be made in accordance with Paragraph 7. A Member may (i) select a lump-sum distribution or a series of distributions or installments and
(ii) choose the date on which the lump sum shall be paid or the installments shall commence. The installments may not be more frequent than annually and may not consist of more than ten (10) annual installments.

5.      DEFERRAL ACCOUNTS
        -----------------

        (a)   Accounts

              The Company shall establish and preserve one or more accounts for each Director. A Member shall designate on the Election Agreement with respect to each Year's deferred Fees whether to have the account attributable to such Year's deferred Fees valued on the basis of the Common Shares of the Company in accordance with Paragraph 5(b) hereof or on the basis of cash in accordance with Paragraph 5(c) hereof. A Member may defer a portion of his fees into each type of account. A Member may not transfer fees from one account to another after he has made an election for any Year; except that at the time such Member executes an Election Agreement with respect to a Year's Fees he may elect to have all amounts attributable to such Year's Fees in his Stock

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              Accounts, automatically transfer into his Cash Account upon the termination of his membership on the Board as long as such Member is not at that time otherwise subject to the provisions of Section 16 of the Exchange Act. The Company may establish separate accounts for a Member to properly account for amounts deferred under the two alternatives or during different Years.

        (b)   Stock Account

              There shall be credited to a Member's Stock Account, on the last day of each quarter, the number of Common Shares (whole or fractional, rounded to the nearest thousandth of a share) equal to the quotient obtained by dividing (i) the sum of the Fees he elects to defer to his Stock Account which otherwise would have been paid to him during the quarter and the dividends payable during such quarter on the Common Shares held in the Stock Account on the first day of such quarter, by (ii) the Market Price of the Common Stock on the last business day of such quarter.

        (c)   Cash Account

              If a Member elects to have portion of his Fees deferred into a Cash Account, there will be credited to his Cash Account, on the last day of each quarter, an amount equal to the sum of (i) the Fees he elects to defer to his Cash Account which otherwise would have been paid to him during the quarter and (ii) interest on the balance in the Cash Account on the first day of such quarter at a rate based on the rate of interest paid by the Company on its senior revolving credit facility (the "Interest Rate"). The Interest Rate applicable to any Year will be set on the first business day of such Year.

        (d)   Claims of General Creditors

              All compensation deferred and amounts credited to the Cash and Stock Accounts under this Plan shall remain a part of the general assets of the Company. Accordingly, the compensation deferred under this Plan shall be an unsecured claim against the general assets of the Company and shall be subject to the claims of the Company's general creditors.

6.      PAYMENT OF ACCOUNTS
        -------------------

The accounts established and maintained for each Director shall be distributed in a lump sum or installments. The selection of the distribution date(s) and the method of distribution are to be indicated on the Election Agreement to be submitted by the Member. The election as to the method of and time for payment of the amount of an account relating to Fees deferred for a particular Year may not thereafter be altered with respect to that particular Year once the Year has commenced except as provided

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in Paragraph 3(e). Changes in the method of and time for payment of the amount of an account may be effected for future Years by notifying the Chief Financial Officer (or person performing similar functions) in writing prior to the beginning of the Year for which the modification is to apply in accordance with Paragraph 3 above.

With respect to all distributions to be made under the Plan, the following rules shall apply:

(i) All distributions whether from a Stock Account or a Cash Account shall be paid in cash subject to withholding or deduction by the Company of any taxes, contributions, payments and assessments which the Company is now or may hereafter be required or authorized by law to withhold or deduct from distributions;

(ii) The amount of the distribution from the Stock Account shall be valued based on the Market Price of the Common Stock on the last business day of the calendar quarter immediately preceding the distribution date; and

(iii) The amount of the distribution from the Cash Account shall be valued based on the value of the Cash Account on the last business day of the quarter immediately preceding the distribution date.

In the event a Member elects to receive installment payments, the following rules shall apply:

(i) The balance of the Stock Account shall be credited, pursuant to Paragraph 5(b) above, with additional Common Shares upon the payment of dividends until the Stock Account is completely distributed;

(ii) The balance of the Cash Account shall be credited, pursuant to Paragraph 5(c) above, with interest quarterly until the Cash Account is completely distributed; and

(iii) The amount of each installment shall be determined by dividing the value of the Stock Account, the value of the Cash Account, or both, by the number of installments remaining to be paid to the Member.

7.      DEATH OF MEMBER
        ---------------

A Member may, in the Election Agreement provided in Paragraph 3 above, provide that, in the event of his death prior to the expiration of the period during which his account balance is distributable, the account balance shall be distributed to his estate or designated beneficiary in a single distribution or in the installments contemplated by Paragraph 6 above. This election shall be made at the time of the election contemplated by Paragraph 3 above. If no such election is made the account balance shall be distributed in a single distribution six months after the Member's death to his surviving spouse, or if there be no surviving spouse, then to his estate.

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8.      VALUATION OF ACCOUNTS
        ---------------------

Each account shall be valued as of the last day of each calendar quarter until payment of the account in full to the Member in accordance with Paragraph 6. Each Member shall receive a statement of his accounts not less than annually.

9.      ADJUSTMENT UPON CHANGES IN CAPITALIZATION
        -----------------------------------------

In the event of changes in the outstanding Common Shares of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or a similar corporate change, the Board of Directors shall, in its sole discretion, equitably adjust the number of Common Shares held in the Stock Accounts and such adjustment shall be made by the Company and shall be conclusive and binding on all Members of the Plan.

10.     VESTING IN DEFERRED DIRECTORS' FEES
        -----------------------------------

All amounts deferred by a Director pursuant to the Plan shall be immediately and fully vested. Notwithstanding the foregoing, all amounts deferred under the Plan shall be subject to Paragraph 5(b).

11.     ADMINISTRATION
        --------------

This Plan shall be administered by the Compensation Committee of the Board of Directors. The Compensation Committee shall have the sole right and authority to interpret and construe the provisions of this Plan, and its decisions on disputes arising from the Plan shall be binding and conclusive upon the Members. If a Member is part of the Compensation Committee that administers the Plan, he shall not participate in any deliberations or actions of the Compensation Committee relating exclusively to his membership in this Plan.

12.     TERMINATION OR MODIFICATION OF PLAN
        -----------------------------------

This Plan may be terminated, modified, or amended at the sole discretion of the Board of Directors; provided, that no amendment of the Plan shall impair any of the rights of any Member, without the Member's consent, in his Deferred Account balance. If this Plan is terminated, the remaining Deferred Account balances will be distributed pursuant to the terms of this Plan and no additional deferrals will be permitted.

13.     NONTRANSFERABILITY OF ACCOUNTS
        ------------------------------

Neither any account maintained for a Director under this Plan nor the Director's right to receive any payment specified herein with respect to any such account shall be subject in any manner to anticipation, alienation, sale, transfer (other than by will or the laws of descent or distribution), assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge,

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encumber or charge the same shall be null and void. No amount payable under this
Plan shall be liable for or be subject to the debts, contracts, liabilities, engagements or torts of any person to whom such payment is or may be payable, except as required under applicable law.

14.     CLAIMS OF OTHER PERSONS
        -----------------------

The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Company or any subsidiary, or the officers, employees, or Directors of the Company or any subsidiary, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

15.     SEVERABILITY
        ------------

The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof and the Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted herefrom.

16.     CAPTIONS
        --------

The captions used in the Plan are for convenience only and shall not affect the meaning of any provision hereof.

17.     GOVERNING LAW
        -------------

The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

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                                 AMENDMENT NO.1
                                       TO
                                 SUDBURY, INC.
                            DIRECTORS' DEFERRAL PLAN

This Amendment No.1 to the Sudbury, Inc. Directors' Deferral Plan (the "Plan") is adopted on this 15th day of August, 1996 by the Board of Directors.

The Plan is hereby amended as follows:

1. Paragraph 3(e) is hereby amended to add "(i)" in front of the word "Notwithstanding" and to add the following at the end of said paragraph:

      "(ii) Notwithstanding the provisions of Paragraph 3(d), a Member may elect on one occasion to modify or amend an Election Agreement for a prior Year to elect to have all or a portion of the amount attributable to such Year's fees transferred into the Stock Account or the Cash Account, as the case may be, if such Director's membership on the Board has terminated, and he is not otherwise a reporting person under Section 16 of the Exchange Act at the time of such modification or amendment, and he files a new Election Agreement reflecting such modification or amendment at least six months after the date of the original Election Agreement and at least one year in advance of the date such distributions were originally scheduled to commence."

2. The fourth sentence of Paragraph 5(a) is hereby amended by adding the phrase "Subject to the provisions of Paragraph 3(e)(ii) hereof" at the beginning of said sentence and changing "A" to lower case.

3. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

4.    This Amendment No.1 to the Plan shall be effective as of August 15, 1996.

5. Except as set forth herein, the Plan shall remain in full force and effect.